CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of PIMCO Dynamic Income Fund of our reports dated August 25, 2020, relating to the financial statements and financial highlights, which appear in PIMCO Dynamic Income Fund’s, PIMCO Dynamic Mortgage and Credit Fund’s, and PIMCO Income Opportunity Fund’s Annual Report on Form N-CSR for the year ended June 30, 2020. We also consent to the references to us under the headings “AGREEMENT”, “IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE JOINT SPECIAL MEETING OF PDI AND PKO SHAREHOLDERS TO BE HELD ON AUGUST 6, 2021” and “DOCUMENTS INCORPORATED BY REFERENCE, INCLUDING FINANCIAL STATEMENTS” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

June 29, 2021